Financial Data

SBC COMMUNCIATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
Dollars in millions except per share amounts
(Unaudited)	Three Months Ended
3/31/03	3/31/02	% Chg
Operating Revenues
Voice	$5,766	$6,353	-9.2%
Data	2,479	2,391	3.7%
Long-distance voice	578	591	-2.2%
Directory advertising	1,076	705	52.6%
Other	434	482	-10.0%
Total Operating Revenues	10,333	10,522	-1.8%

Operating Expenses
Cost of sales (exclusive of depreciation) and amortization shown separately below)	4,041	3,912	3.3%
Selling, general and administrative Selling	1,717	1,572	9.2%
General and administrative	681	720	-5.4%
Total selling, general and administrative	2,398	2,292	4.6%
Depreciation and amortization	1,996	2,136	-6.6%
Total Operating Expenses	8,435	8,340	1.1%
Operating Income	1,898	2,182	-13.0%
Interest Expense	317	350	-9.4%
Interest Income	136	142	-4.2%
Equity in Net Income of Affiliates	365	437	-16.5%
Other Income (Expense) - Net	1,581	16	-
Income Before Income Taxes	3,663	2,427	50.9%
Income Taxes	1,208	800	51.0%
Income Before Cumulative Effect of Accounting Change	2,455	1,627	50.9%
Cumulative Effect of Accounting Change, net of tax	2,548	(1,820)	-
Net Income (Loss)	$5,003	$(193)	-

Basic Earnings Per Share:
Income Before Cumulative Effect of Accounting Change	$0.74	$0.49	51.0%
Net Income (Loss)	$1.51	$(0.06)	-
Weighted Average Common Shares Outstanding (000,000)	3,320	3,347	-0.8%

Diluted Earnings Per Share:
Income Before Cumulative Effect of Accounting Change	$0.74	$0.48	54.2%
Net Income (Loss)	$1.50	$(0.06)	-
Weighted Average Common Shares Outstanding with Dilution (000,000)	3,333	3,371	-1.1%